EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 15, 2008, between AURA SYSTEMS INC., a Delaware Corporation (the “Company”) and JOSEPH DICKMAN, an individual (the “Employee”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has approved and authorized the entry into this Agreement with the Employee; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1: TERM.

The term of this Agreement shall be for a period of three (3) years commencing as of August 1, 2008 (the “Effective Date”) and expiring on July 31, 2011. This period shall hereinafter be referred to as the “Employment Term”.

2: DUTIES/RESPONSIBILITIES.

2.1: Position. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, during the Term of Employment under the title of Vice President, Sales.

2.2: No Restriction on Employment. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent Employee from rendering exclusive services as prescribed in this Agreement to the Company during the term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act in conflict with this Agreement.

2.3: Duties. In his capacity as Vice President, Sales, the Employee shall personally and diligently devote his full working attention and energies to the performance of such duties and responsibilities as are consistent with this position, including, but not limited to any duties and responsibilities as may be designated to him and which are not inconsistent with the Employee’s position. Employee agrees to use his best efforts to perform such duties faithfully and efficiently and shall regularly both consult with the senior executive officers of the Company and report directly to the Company’s Chief Executive Officer.

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3: COMPENSATION.

3.1: Compensation. As compensation to Employee for all services rendered under this Agreement, the Company shall:

(i) upon full execution of this Agreement issue to Employee one hundred thousand (100,000) shares of the Company’s common stock;

(ii) grant Employee an option to purchase up to one hundred and fifty thousand (150,000) shares of the Company’s common stock at a fixed exercise price of three dollars ($3.00) per share each year for three years in accordance with the schedule set forth in EXHIBIT A. Such options shall vest monthly; and

(iii) the Company shall pay the Employee a salary at an annual rate of Three Hundred Thousand Dollars ($300,000) (the “Base Salary”). This Base Salary may be increased at such times, if any, and in such amounts as determined by the Compensation Committee in its discretion. Base Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy.

3.2: Benefits. During the Employment Term the Employee shall be eligible to participate in the regular Company health insurance benefits, vacation, and other employee benefit plans, programs and policies established by the Company generally for its employees or senior management.

3.3: Bonus. If, as set forth in EXHIBIT B, during the Employment Term the Company meets certain revenue and collection milestones from the sale of mobile refrigeration systems, Employee shall receive an option, each year for three years, to purchase up to fifty thousand (50,000) shares of the Company’s common stock at a fixed exercise price of three dollars ($3.00) per share as set forth in EXHIBIT B.

3.4: Business Expenses. Subject to prior written approval of the Employee’s direct report, during the Employment Term, the Employee shall be authorized to incur business expenses carrying out his duties and responsibilities in connection with his employment. The Company will reimburse the Employee for such expenses upon presentation of appropriate vouchers or receipts, in accordance with its corporate expense reimbursement policies.

3.5: Stock Holding Period. Employee understands that any securities offered and/or issued under this agreement are subject to significant limitations on resale under applicable securities laws. Employee understands that reliance upon Rule 144 under the Securities Act for resales of the Securities requires, among other conditions, a holding period and volume limitations prior to the resale. The Employee understands and hereby acknowledges that the Company is under no obligation to register any of the Securities under the Securities Act, any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

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3.6: Stock Legends. The Employee consents to the placement of the legend set forth below, or a substantial equivalent thereof, on any certificate or other document evidencing any securities granted to him by the Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

The Employee further consents to the placement of one or more restrictive legends on any securities issued in connection with this Agreement as may be required by applicable securities laws. Such Employee is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the securities.

3.7: Stock Issuance. All options and shares referenced herein shall be issued subject to and in accordance with the Securities Laws of the United States and Blue Sky laws. Employee agrees to execute any and all documents and agreements with respect to the issuance and exercise requested by the Company.

4: RESTRICTIVE COVENANTS.

4.1: Protection of Company’s Interests. To the extent allowed by law, the Employee shall not, without the prior written consent of the Company, perform services for any person, firm or corporation and/or engage in any activity which would be directly or indirectly competitive with the Company both during the Employment Term and for a period of twelve (12) months following expiration of this Agreement. The foregoing will not prevent Employee from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

4.2: Antisolicitation. The Employee promises and agrees that while employed with Company, and for a period of twelve (12) months following expiration of this Agreement or any prior termination thereof, Employee will not, directly or indirectly, influence or attempt to influence any person, firm, association, partnership, corporation, or other entity that is a contracting party with, or known to be in negotiation with, the Company or any of its present or future subsidiaries or affiliates to: (i) terminate any agreement with the Company, except to the extent the Employee is acting on behalf of the Company in good faith, or (ii) hire or attempt to hire for employment any person who is employed by the Company, or attempt to influence any such person to terminate employment with the Company, except to the extent the Employee is acting on behalf of the Company in good faith.

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4.3: Right to Property, Trade Secrets and Company Materials. To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by the Employee during the Employment Term or resulting from Employee’s services shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Company. Employee agrees to execute, acknowledge and deliver to Company at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Further, the Employee agrees that all styles, designs, formulae, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company. Upon the termination of his employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Employee shall not make or retain any copies thereof.

4.4: Confidential Information. During the Term of this Agreement and thereafter, the Employee shall not either directly or indirectly disclose or use any Confidential Information of the Company, its affiliates or subsidiaries, except as may be required in the course of his employment by the Company, as may be otherwise allowed with the written permission of the Company, its affiliates or subsidiaries, or as may be required by law; provided, however, that, if the Executive is required by any subpoena, court order, regulation, or law to disclose such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order or other appropriate remedy. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the expiration or termination of the Employment Term, Employee shall promptly return to Company all such information that exists in written or other form (and all copies thereof) under Employee’s control.

4.5: Disparaging Comments by Employee. While employed with Company, and for a period of twelve (12) months following expiration of this Agreement or any prior termination thereof, the Employee shall not publicly criticize or disparage the Company, any subsidiary, affiliate or any director, officer, executive, or agent of the Company or any subsidiary or affiliate, except as may be required by law.

4.6: Disparaging Comments by Company. While the Employee is employed with Company, and for a period of twelve (12) months following expiration of this Agreement or any prior termination thereof, the Company shall not issue any disparaging statements about the Employee.

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4.7: Breach of Restrictive Covenants. Any material breach by the Employee of the provisions of Sections 4.1 through 4.6 (inclusive) of this Agreement shall relieve the Company of all obligations to make any further payments to the Employment pursuant to this Agreement. The Employee acknowledges that the restrictions contained in this Section 4 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Employee of any portion of this Section 4 will result in irreparable injury to the Company. The Employee agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 4 and, accordingly, that the Company shall be entitled, in addition to its rights at law, to temporary, preliminary, and permanent injunctive relief and other equitable relief, without the need to post a bond.

5: TAXES.

The Company makes no representations regarding the tax implications of the compensation and/or securities provided for in this Agreement. The Company advises the Employee to consult with a tax professional and/or their attorney regarding such implications and the Employee’s responsibilities regarding fulfillment of his taxation obligations. By accepting this offer, Employee acknowledge and agrees that (i) Employee shall be liable for all taxes assessed by any federal, state, or local authorities with respect to the compensation and/or securities provided herein and (ii) that the Company is authorized to withhold for all such customary withholdings and such excise or other taxes as is required by law otherwise deemed necessary by the Company.

6: NAME AND LIKENESS.

The Company shall have the right to use Employee’s name, refer to Employee’s prior professional services and Employee’s services hereunder and likeness in connection with its business.

7: INDEMNIFICATION.

7.1: Scope of Indemnification. Employee shall be indemnified and held harmless by the Company to the fullest extent permitted by law or by the Company’s bylaws or resolutions of the Company's Board of Directors from any claim, liability, loss, cost or expense of any nature reasonably incurred by the Employee, and not otherwise received by him from another source, such as insurance, by reason of the fact that he is or was a director, officer or employee of the Company or serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

7.2: Limits on Indemnification. Notwithstanding the foregoing, the indemnification provided in Section 7.1 will not apply and no indemnity pursuant to this Agreement shall be provided by the Company:

(i) for any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Employee by any former employer or the termination of any such employment;

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(ii) on account of any suit in which a final, unappealable judgment is rendered against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company in violation of the provisions of the Securities Exchange Act of 1934, as amended;

(iii) for damages that have been paid directly to Employee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company;

(iv) with respect to remuneration paid to Employee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(v) on account of Employee’s conduct which is finally adjudged to have been intentional misconduct, gross misconduct, a knowing violation of law or a transaction from which Employee derived an improper personal benefit; or

(vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

7.3: Insurance. In the same amount and to the same extent, if any, as the Company covers its other officers and directors, the Company shall cover the Employee under directors and officers liability insurance throughout the Employment Term.

8: TERMINATION.

8.1: General. Employee’s employment hereunder shall terminate upon the earlier of: (i) the expiration of the Employment Term, (ii) the death of Employee, (iii) the expiration of a continuous period of thirty (90) calendar days during which Employee is unable to perform his material duties due to physical or mental incapacity (during which period the Company shall continue to provide Employee with all participatory benefits previously made available to Employee and to pay Employee his Base Salary as set forth in Section 3.1; provided that the Base Salary shall be reduced by all amounts paid to Employee on account of disability or other insurance, worker's compensation, social security or other payments made to Employee arising out of his disability which in each case, where applicable, are paid under or pursuant to any plan or arrangement provided at the cost of the Company; and notwithstanding the foregoing, all such payments by the Company shall cease upon the earlier termination or expiration of this Agreement), (iv) termination by the Company due to "Just Cause," (v) termination by Employee due to a material breach of this Agreement by the Company ("Good Reason"), (vi) termination by the Company without just cause, or (vii) termination by Employee without Good Reason. The exercise of the right of the Company or Employee to terminate this Agreement pursuant to clauses (iv) or (v) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.

8.2: Just Cause. "Just cause" hereunder shall be defined and limited to mean:

(i) Employee’s failure or refusal, as determined by the Board in its sole discretion, to perform specific directives of the Board which are consistent with the scope and nature of Employee’s duties and responsibilities as set forth herein (including the duties described in Section 2), which failure or refusal continues after notice thereof and a reasonable time to cure;

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(ii) Employee’s conviction for a felony or any crime involving moral turpitude, fraud, or misrepresentation, or the presentation of proof satisfactory to the Board in the exercise of its reasonable judgment of Employee’s misappropriation or embezzlement of funds or assets from the Company;

(iii) any intentional act having the purpose and effect of injuring the reputation, business or business relationships of the Company in any material respect; and

(iv) any breach by Employee of any material provision of this Agreement, including, without limitation, the restrictive covenants contained in Section 4 hereof.

8.3: Company Obligations Upon Termination. If Employee’s employment hereunder is terminated pursuant to:

(i) Section 8.1(i), the Company shall have no further obligations or liabilities hereunder, except that Employee shall be entitled to receive the cash equivalent of any accrued but unused vacation time and any approved unreimbursed expenses;

(ii) Section 8.1(ii), (iii), (iv) or (v), the Company shall have no further obligations or liabilities hereunder except that Employee shall be entitled to receive that portion of his Base Salary (as described in Section 3.1(iii)) which has accrued through the effective date of such termination, the cash equivalent of any accrued but unused vacation time and any approved unreimbursed expenses.

(iii) Section 8.1(vi), the Employee shall continue to receive payment of his Base Salary as prescribed in Section 3.1(iii) for the remaining term of this Agreement. Employee shall also be entitled to receive reimbursement of any approved unreimbursed expenses accrued through the effective date of such termination

(iv) Section 8.1(vii), the Company shall have no further obligations or liabilities hereunder except that Employee shall be entitled to receive that portion of his Base Salary (as described in Section 3.1(iii)) which has accrued through the effective date of such termination as well as reimbursement for any approved unreimbursed expenses.

8.4: Effect of Termination on Securities. If Employee’s employment hereunder is terminated pursuant to Section 8.1(ii), (iii), (iv) or (v), the Company may, at its sole discretion, rescind any or all options which are granted hereunder but not yet vested at the time of termination.

9: ASSIGNMENT.

9.1: General. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

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9.2: Company Successorship. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

9.3: Employee Sucessorship. This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10: NOTICE.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

If to Company:	If to Employee:

Aura Systems, Inc.	Joseph Dickman
2330 Utah Avenue	______________________
El Segundo, California 90245	______________________
Attn: _____________________

11: AMENDMENTS OR ADDITIONS.

No modification, waiver or discharge or addition made to this Agreement shall be binding unless agreed to in writing and signed by both the Employee and such officer(s) as may be specifically designated by the Board.

12: SECTION HEADINGS.

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

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13: SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14: COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

15: ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

16: ENTIRE AGREEMENT.

This Agreement constitutes the final written expression of all terms to which the Company and Employee have agreed and is a complete and exclusive statement of those terms. Both the Company and Employee acknowledges that, in agreeing to enter into this Agreement, neither has relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and any documents referred to in it) made by or on behalf of any other party or any other person whatsoever before the execution of this Agreement.

17: WAIVER.

No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. A party’s failure to insist upon performance under this Agreement shall neither constitute a waiver of that party’s right to insist upon performance thereafter, nor a waiver of any rights or remedies provided under this Agreement or under law.

18: GOVERNING LAW.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. In addition, this Agreement shall be subject to and in accordance with the securities laws of the United States. All references to the Compensation Committee shall be deemed also to refer to any committee of the Board however designated that performs similar functions.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

COMPANY:

AURA SYSTEMS, INC.
a Delaware corporation

By:

Melvin Gagerman
Chief Executive Officer/
Chairman of the Board

EMPLOYEE:

By:

JOSEPH DICKMAN

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EXHIBIT A
Three-Year Stock Option Schedule

Year	Number of Vesting Options

1 (____2008-____2009)	150,000
2 (____2009-____2010)	150,000
3 (____2010-____2011)	150,000

Total	450,000

All options issued herein pursuant to Section 3.1(ii) shall have an expiration date of July 31, 2013.

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EXHIBIT B
Bonus Schedule Based on Revenue and Collection Milestones

Year	Revenue From Sale of Mobile Refrigeration Systems	Number of Options Granted if Revenue Met	Date Options To Be Issued (if at all)

1 __/08-__/09	$8 million	50,000	___ 2009
2 __/09-__/10	$14 million	50,000	___ 2010
3 __/10-__/11	$20 million	50,000	___ 2011

All options issued herein pursuant to Section 3.3 shall have an expiration date of July 31, 2013.

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